Exhibit 3.73

Contact Information Kansas Secretary of State Ron Thornburgh Memorial Hall, 1st Floor Topeka, KS 66612-1594 (785) 296-4564 kssos@kssos.org www.kssos.org KANSAS SECRETARY OF STATE Kansas Limited Liability Company DL All Information must be completed or this document will not be accepted for filling. 1. Name of the limited liability company (must include “limited liability company”, “limited company,” “LLC” or “LC”): Direct Financial Solutions of Kansas LLC 2. Name and address of resident agent and registered office in Kansas: Address must be a street address. A post office box is unacceptable. 06-20-2005 051 0955 3800760 14:32:00 $165.00 01 PP 01143647 Kelly S. Hodge 223 West 6th Junction City Kansas 66441 Name Street address City State Zip PROFESSIONAL LIMITED LIABILITY COMPANIES ONLY:(See instruction below) If the LLC is organized to excercise the powers of a professional association, state the professional purpose of the LLC: If the LLC is organized to excercise powers of a professional association or corporation, the LLC must file a certificate from the licensing board of the profession, stating that each LLC member is duly licensed to practice that profession and that the proposed company name has been approved. The following professions are authorized to create a professional LLC: architect, attorney-at-law, certified public accountant, chiropractor, clinical marriage and family therapist, clinical professional counselor, clinical psychotherapist, dentist, engineer, geologist, land surveyor, landscape architect, licensed psychologist, occupational therapist, optometrist, osteopathic physician or surgeon, pharmacist, physician, physician assistant, surgeon or doctor of medicine, podiatrist, real estate broker or salesperson, registered physical therapist, registered professional nurse, specialist in clinical social work, veterinarian. I declare under penalty of perjury under the laws of the state of Kansas that the foregoing is true and correct. Executed on the 18th of June 2005 Day Month Year Organizer LLC Mailing Information Where would you like the Secretary of State’s office to send official mail? If no address is given, the mail will be sent to the LLC’s registered office. 89 East 1400 North Logan Utah 84341 USA Street address City State Zip Country The mail should be addressed to the following named individual:Todd Jensen Instruction Submit this form with the $165 filing fee. Notice: There is a $25 service fee for all returned checks. Articles of Organization 51 K.S.A 17-7673

Contact Information Kansas Secretary of State Ron Thornburgh Memorial Hall, 1st Floor 120 S.W. 10th Avenue Topeka, KS 66612-1594 (785) 296-4564 Kssos@kssos.org www.kssos.org KANSAS SECRETARY OF STATE Kansas Limited Liability Company CL Certificate of Amendment 53-14 All Information must be completed or this document will not be accepted for filing. 1.Name of the limited liability company: Direct Financial Solutions of Kansas LLC Name must match the name on record with the secretary of state 2. The limited liability company amends its articles of organization as follows: 05-23-2007 2850 01 053 014 AA FILED: 3800760 11:29:00 $35.00 1 FILED BY KS 505 01848395 The name of the Limited Liability Company is Changed from Direct Financial Solutions of Kansas LLC to Cash Central of Kansas, LLC. I declare under penalty of perjury under the laws of the state of Kansas that the foregoing is true and correct. Exceuted on the 15th of May 2007 Day Month Year Authorized person Instruction Submit this form with the $35 filing fee. Notice: There is a$25 service fee for all returned checks.